Exhibit 99.1

David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES $14 MILLION DELIVERY ORDER FOR
INITIAL 2013 ESAPI ARMOR COMPONENTS

Costa Mesa, Calif. – September 26, 2012 – Ceradyne, Inc. (Nasdaq: CRDN) announced it has received its first delivery order covering two months of 2013 ESAPI requirements totaling over $14 million. This delivery order is the first order placed under Option 1 of the Company’s multi-year ESAPI contract issued by the Defense Logistics Agency (DLA).

Based on non-binding discussions with the government, the Company expects additional 2013 delivery orders to be placed late in October 2012.

David Reed, Ceradyne President of North American Operations, commented: “We are pleased to receive this delivery order for early 2013 and look forward to additional ESAPI delivery orders in the near future. As we have consistently demonstrated on this important program, we anticipate meeting all ESAPI quality and delivery schedules.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

###